                                                                     EXHIBIT 4.2

                                                                  EXECUTION COPY

================================================================================

                              COMPUWARE CORPORATION

                                CREDIT AGREEMENT

                             DATED AS OF MAY 2, 2003

                                  COMERICA BANK

================================================================================

                                TABLE OF CONTENTS

SCHEDULES

         Schedule 2.4     List of Officers Authorized to Make Telephone Requests
         Schedule 6.5     Employee Pension Benefit Plans
         Schedule 6.8     Subsidiaries
         Schedule 6.9     Environmental Matters
         Schedule 8.1     Existing Debt
         Schedule 8.4     Permitted Liens
         Schedule 8.7     Non-Arms Length Transactions with Affiliates

                                TABLE OF CONTENTS
                                   (Continued)

EXHIBITS

         EXHIBIT A        FORM OF NOTE
         EXHIBIT B        FORM OF SUBSIDIARY GUARANTY
         EXHIBIT C        FORM OF REQUEST FOR ADVANCE
         EXHIBIT D        FORM OF LIQUIDITY CERTIFICATE
         EXHIBIT E        FORM OF COVENANT COMPLIANCE CERTIFICATE
         EXHIBIT F        INVESTMENT GUIDELINES

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT, made as of the 2nd day of May, 2003, by and between COMPUWARE CORPORATION, a Michigan corporation (herein called "Company") and COMERICA BANK, a Michigan banking corporation, of Detroit, Michigan (herein called "Bank").

                                    RECITALS

         A. Company desires to obtain a $100,000,000 revolving credit facility from Bank.

         B. Bank is willing to extend such credit to Company on the terms and conditions herein set forth.

         NOW, THEREFORE, Bank and Company agree as follows:

                               W I T N E S S E T H

         1.       DEFINITIONS

         For the purposes of this Agreement the following terms have the following meanings:

         "Advance" shall mean a borrowing requested by Company and made by Bank under Section 2 of this Agreement, including any refunding or conversions of such borrowings pursuant to Section 3.3 hereof, and shall include a Eurodollar-based Advance and a Prime-based Advance.

         "Affiliate" shall mean, with respect to any Person (other than, with respect to Company, a Wholly-Owned Subsidiary), any other Person directly or indirectly Controlling (including but not limited to all directors and officers of such Person), Controlled by, or under direct or indirect common Control with such Person. A Person shall be deemed to Control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power
(i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

         "Alternate Base Rate" shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

         "Applicable Eurodollar Margin" shall mean one percent (1%).

         "Asset Sale" shall mean the sale, transfer, lease or other disposition by the Company or any Subsidiary of any asset (other than stock or other ownership interests of any Subsidiary) to any Person (other than to the Company or any Guarantor), other than sales, transfers or other dispositions of Inventory in the ordinary course of business and sales or other dispositions of assets that have been damaged, become obsolete or are no longer useable in the conduct of the business of the Company or such Subsidiary.

         "Business Day" shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit and London.

         "Capitalized Lease" shall mean any lease of any property (whether real, personal or mixed) by any Person as lessee which, in conformity with GAAP, is, or is required to be accounted for as, a capital lease on the balance sheet of such Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

         "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than three years from the date of acquisition, (ii) marketable direct obligations issued by any State of the United States of America or any local government or other political subdivision thereof rated (at the time of acquisition of such security) at least AA by Standard & Poor's Corporation ("S&P") or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") having maturities of not more than one year from the date of acquisition, (iii) U.S. Dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) Bank, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank whose short-term commercial paper rating (at the time of acquisition of such security) by S&P is at least A-l or the equivalent thereof or by Moody's is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition, (iv) commercial paper and variable or fixed rate notes issued by Bank or by the parent company of Bank and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of acquisition of such security) of at least AA or the equivalent thereof by S&P or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition and (v) repurchase agreements with Bank maturing within one year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents. Notwithstanding the foregoing, any investments permitted by Company's investment guidelines as currently in effect, a copy of which is attached to this Agreement as Exhibit F, or as amended with the Bank's consent, shall be deemed to be "Cash Equivalents" for all purposes of this Agreement.

         "Change of Control" shall mean (i) any Person or "group" (within the meaning of Sections 13(d) and 14(d) under the Securities Exchange Act, as in effect on the Effective Date), shall have (A) acquired beneficial ownership (as such term is used in Rule 13d-3 under the Securities Exchange Act, as in effect of the Effective Date) of 33% or more on a fully diluted basis of the voting interest in the Company's voting capital stock or (B) obtained the power (whether or not exercised) to elect a majority of the Company's directors or
(ii) the Board of Directors of the Company shall cease to consist of a majority of Continuing Directors.

         "Commitment" shall mean One Hundred Million Dollars ($100,000,000), subject to reduction or termination under Section 2 and Section 3.

         "Consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of the Company shall be deemed to mean the financial statements and data of the Company in consolidation with its Subsidiaries in accordance with GAAP.

         "Consolidated Net Worth" shall mean at anytime, the consolidated stockholders' equity of the Company and its consolidated Subsidiaries at that time, as determined in accordance with GAAP.

         "Continuing Directors" shall mean the directors of the Company on the Effective Date and each other director if such director's nomination for election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors.

         "Debt" shall mean as to any Person, without duplication (a) all Funded Debt of such Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person and (e) any items which would be classified as liabilities on the balance sheet of such Person. Unless the context otherwise requires, as used in this Agreement, the term Debt refers to Debt of Company or its Subsidiaries.

         "Default" shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

         "Domestic Subsidiary" shall mean each Subsidiary of the Company that is incorporated under the laws of the United States or any State thereof.

         "Effective Date" shall mean the date on which all the conditions precedent set forth in Sections 5.1 through 5.7 have been satisfied.

         "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature, including but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986, each as amended from time to time.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

         "Eurodollar-based Advance" shall mean an Advance which bears interest at the Eurodollar-based Rate.

         "Eurodollar-based Rate" shall mean a per annum interest rate which is the Applicable Eurodollar Margin plus the quotient of:

         (a) the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at approximately the time Company requests such Advance on the first day of such Interest Period; divided by

         (b) a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

all as conclusively determined by Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

         "Eurodollar Lending Office" shall mean Bank's office located at Grand Cayman, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company.

         "Event of Default" shall mean any of the events of default specified in
Section 9 hereof.

         "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

         "Foreign Subsidiary" shall mean each Subsidiary of Company that is not a Domestic Subsidiary.

         "Funded Debt" of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and equipment purchased for which the purchase price is due and payable less than one year from the date the equipment is delivered to such Person) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person and which are the functional equivalent of indebtedness for borrowed money, (d) all liabilities secured by any consensual liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person prior to the occurrence of a termination event with respect thereto.

         "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied in the United States of America.

         "Guarantee Obligations" shall mean as to any Person (the "guaranteeing person") any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, counter indemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by Company in good faith.

         "Guarantors" shall mean each Material Wholly-Owned Domestic Subsidiary which is required to guarantee the obligations of the Company hereunder and under the other Loan Documents and any other Domestic Subsidiary which has executed and delivered (including by execution and delivery of a joinder agreement) the Guaranty, and "Guarantor" shall mean any one of them.

         "Guaranty" shall mean that certain guaranty of all outstanding Indebtedness by the Guarantors (whether by execution thereof or by execution of a joinder agreement thereto) substantially in the form attached as Exhibit "B."

         "Hazardous Materials" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Environmental Laws.

         "Hedging Transaction" shall mean each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by Company or any Subsidiary from time to time; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

         "Indebtedness" shall mean all loans, advances, indebtedness, obligations and liabilities of Company and its Subsidiaries to Bank under this Agreement or any of the other Loan Documents or under any hedging agreements with the Bank, together with all other indebtedness, obligations and liabilities whatsoever of Company and its Subsidiaries to Bank arising under or in connection with this Agreement, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

         "Interest Period" shall mean a period of one (1), two (2) or three (3) months as selected by Company pursuant to the provisions of this Agreement commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 3.1.

         "Inventory" shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

         "Loan Documents" shall mean collectively, this Agreement, the Note, the Guaranty and any other instruments or agreements executed at any time pursuant to or in connection with any such documents, and any and all amendments, renewals, replacements, substitutions, extensions or other modifications of any of the foregoing.

         "Loan Parties" shall mean collectively Company and any or all of the Guarantors, and "Loan Party" shall mean any one of them, as the context indicates or otherwise requires.

         "Material Adverse Effect" shall mean a material adverse effect on (a) the business or financial condition of Company and its Subsidiaries taken as a whole, (b) the ability of Company and the Guarantors to perform their respective obligations under this Agreement, the Note (if issued) or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement, the Note (if issued) or any of the other Loan Documents or the rights or remedies of the Bank hereunder or thereunder.

         "Material Wholly-Owned Domestic Subsidiary" shall mean each Wholly-Owned Domestic Subsidiary of Company which, together with its Subsidiaries, account for at least ten percent (10%) of the consolidated assets of the Company and its Subsidiaries at the most recently ended fiscal quarter of Company.

         "Maturity Date" shall mean April 30, 2004.

         "Note" shall mean the note described in Section 2.1 hereof made by Company to Bank in the form annexed to this Agreement as Exhibit "A" as such note may be amended or supplemented from time to time, or any other note issued in substitution, replacement or renewal thereof from time to time.

         "PBGC" is defined in Section 6.6.

         "Pension Plan" is defined in Section 6.5.

         "Permitted Acquisition" shall mean any acquisition by the Company or any Subsidiary of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or shares of stock or other ownership interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

         (a) Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of the Company, or is engaged in a business using systems or techniques not unlike those of the Company or any Subsidiary;

         (b) Both immediately before and after such acquisition no Default or Event of Default shall have occurred and be continuing;

         (c) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the shares of stock or other ownership interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved; and

         (d) All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary or appropriate under any laws applicable to Company or any of its Subsidiaries, or the acquisition target for or in connection with the proposed acquisition and all necessary or appropriate non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other person have been made, and evidence thereof satisfactory in form and substance to the Bank shall have been delivered, or caused to have been delivered, by Company to the Bank;

         (e) There are no actions, suits or proceedings pending or, to the knowledge of Company threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which would materially adversely affect the financial condition of the acquisition target or the ability of the target company to enter into or perform its obligations in connection with the proposed acquisition, nor are any actions, suits, or proceedings pending, or to the knowledge of the Company threatened against the Company or any of its Subsidiaries which would materially adversely affect the ability of the Company or any of its Subsidiaries to enter into or perform their respective obligations in connection with the proposed acquisition;

         (f) The Company shall have delivered or caused to be delivered to Bank a list of any new liens resulting from the acquisition, which liens may only be liens permitted pursuant to Section
                  8.4 hereof; and

         (g) The total acquisition consideration paid or incurred, or to be paid or incurred, by the Company or the acquiring Subsidiary with respect thereto, including all Debt (other than trade payables and other liabilities which do not constitute Debt for money borrowed incurred in the ordinary course of business) which is assumed or to which such assets, businesses or ownership interests or shares, or any Person so acquired is subject, and all fees and expenses of the Company and its Subsidiaries in connection with such acquisition, (i) shall be less than $50,000,000 and (ii) when added to the aggregate acquisition consideration (computed as aforesaid) for all other acquisitions during the 364-day period from the date of this Agreement through April 30, 2004, or any subsequent 364-day period beginning at the end of the immediately preceding 364-day period and ending 364 days later shall be less than $100,000,000.

         "Permitted Liens" shall mean with respect to any Person:

         (a) liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP;

         (b) mechanics', materialmen's, banker's, carriers', warehousemen's and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

         (c) liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

         (d)(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP, consistently applied; and

         (e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person.

         "Person" or "person" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

         "Prime Rate" shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

         "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

         "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Pension Plan other than those events as to which the thirty-day notice period is waived under subsection 22, 23, 25, 27, 28 or 29 of PBGC Regulation Section 4043.

         "Request for Advance" shall mean a Request for Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "C."

         "SEC" is defined in Section 7.1(a).

         "Securities Act" shall mean the Securities Act of 1933, as amended and the rules promulgated under it.

         "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under it.

         "Subsidiary(ies)" shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of the Company.

         "Unencumbered Liquid Assets" shall mean, with respect to the Company, the aggregate, fair market value (as reasonably determined by Bank) of the Company's unencumbered (i) cash, (ii) Cash Equivalents (iii) marketable securities which are traded on the New York Stock Exchange, American Stock Exchange or the NASDAQ Stock Market and (iv) any fund or pooling arrangement that exclusively purchased and holds the foregoing, all as determined on a Company-only, non-consolidated, basis. "Unencumbered" means, with respect to any asset, that such asset is not subject to any voluntary or involuntary, lien, security interest, mortgage, pledge or other encumbrance.

         "Wholly-Owned Domestic Subsidiary" shall mean each Domestic Subsidiary of the Company that is also a Wholly-Owned Subsidiary of the Company.

         "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person (other than director's qualifying shares) and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

         2.       THE INDEBTEDNESS: Revolving Credit

         2.1 Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), Bank agrees to make Advances to Company at any time and from time to time from the Effective Date until the Maturity Date, in an aggregate principal amount not to exceed at any one time outstanding the Commitment. All of the Advances under this Section 2 shall be evidenced by the Note under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

         2.2 The Note shall mature on the Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if applicable, and the amount and date of any repayment shall be noted on Bank's records, which records will be conclusive evidence thereof absent manifest error.

         2.3 Company may request an Advance under this Section 2 upon the delivery to Bank of a Request for Advance executed by an authorized officer of Company, subject to the following:

         (a) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "C";

         (b) each such Request for Advance shall be delivered to Bank by 3:00 p.m. (Detroit time) on the proposed date of Advance with respect to Prime-based Advances, and by 12:00 p.m. (Detroit time) three (3) Business Day prior to the proposed date of Advance with respect to Eurodollar-based Advances;

         (c) the principal amount of such Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be, in the case of Prime-based Advances at least $100,000 and, in the case of a Eurodollar-based Advance, at least $1,000,000 or any larger amount in $100,000 increments;

         (d) on the proposed date of such Advance, after giving effect to all Advances requested on that day, the principal amount of such Advance, plus the sum of the amount of all other outstanding Advances under this Section 2, shall not exceed the Commitment;

         (e) a Request for Advance, once delivered to Bank, shall not be revocable by Company.

         (f) each Request for Advance shall constitute a certification by Company, as of the date hereof:

                  (i) both before and after such Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Persons;

                  (ii) all conditions to Advances have been satisfied and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

                  (iii) there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

                  (iv) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date; and

                  (v) the execution of such Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of Company.

         2.4 Bank may also, at its option, lend under this Section 2 upon the telephone request of an authorized officer of Company and, in the event Bank makes any such advance upon a telephone request, the requesting officer shall fax to Bank, on the same day as such telephone request, a Request for Advance in the form attached as Exhibit "C." Company hereby authorizes Bank to disburse Advances under this Section 2 pursuant to the telephone instructions of any person purporting to be an authorized officer of Company and, notwithstanding any provision of this Agreement to the contrary, Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in clause (f) of Section 2.3. Company certifies that Schedule 2.4 lists all Company officers authorized to request Advances by telephone. Only those officers specified on Schedule 2.4 (as amended or supplemented in a writing or writings executed by Company and delivered by Company to Bank in accordance with this Agreement), and no others, are authorized to make such telephone requests. Any Advance made pursuant to such telephone request shall only be deposited by Bank into Company's corporate bank account, Comerica Bank Account Number 1840278004.

         2.5 Company may prepay all or part of the outstanding balance of the Prime-based Advance(s) under the Note at any time. Upon three (3) Business Days' prior notice to Bank, Company may prepay all or part of any Eurodollar-based Advance, provided that the amount of any such partial prepayment shall be at least $100,000 and the unpaid portion of such Advance which is refunded or converted under Section 3.3 shall be subject to the limitations of Section 2.3(c) hereof. Any prepayment of a Prime-based Advance or a Eurodollar-based Advance made in accordance with this Section shall be without premium, penalty or prejudice to Company's right to reborrow under the terms of this Agreement subject, in the case of Eurodollar-based Advances, to the provisions of Section 4.1 hereof.

         2.6 Proceeds of Advances under the Note shall be used for general corporate purposes, including working capital and Permitted Acquisitions.

         2.7 (a) Provided that no Default or Event of Default has occurred and is continuing, Company may, upon at least three (3) Business Days' prior written notice to Bank, permanently reduce the Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that each partial reduction of the Commitment shall be in an aggregate amount equal to at least Ten Million Dollars ($10,000,000) or the aggregate remaining principal amount of the Commitment, whichever is less.

         (a) If at any time, the Company's Unencumbered Liquid Assets are less than Two Hundred Million Dollars ($200,000,000), the Commitment shall immediately, automatically and irrevocably reduce to Fifty Million Dollars ($50,000,000).

         (b) If the Commitment is reduced under Sections 2.7(a) or 2.7(b) above, Company must prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances exceeds the amount of the Commitment, taking into account the aforesaid reductions thereof, together with accrued but unpaid interest on the principal amount of such prepaid Advances to the date of prepayment. If the termination or reduction of the Commitment requires the prepayment of a Eurodollar-based Advance on a day other than the last day of the then current Interest Period applicable to such Advance, so long as no Default or Event of Default has occurred and is continuing, Company, rather than immediately prepaying the Advance, may deposit with the Bank cash collateral acceptable to the Bank in an amount equal to the prepayment and required interest payments (to the end of the then current Interest Payment) to be applied to the Advance at the end of that Interest Period. Reductions of the Commitment will not be available for reinstatement by or readvance to the Company and shall be permanent and irrevocable. If the Company permanently reduces the Commitment to zero and has satisfied all of its obligations under this Agreement, this Agreement shall terminate (except for any provisions which, by their terms, explicitly survive the termination of this Agreement and the payment of obligations hereunder).

         3.       INTEREST, INTEREST PERIODS, CONVERSIONS, PREPAYMENTS.

         3.1 Interest. The Note and the Advances thereunder shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to the Prime-based Rate or the Eurodollar-based Rate, as the Company may elect subject to the provisions of this Agreement. With respect to each Prime-based Advance, interest shall be payable quarterly in arrears on the first Business Day of each March, June, September and December, commencing on the first such Business Day following the month during which such Advance is made, and at maturity (whether by acceleration or otherwise). With respect to each Eurodollar-based Advance, interest shall be payable on the last day of each Interest Period applicable thereto. Notwithstanding the foregoing, from and after the occurrence of any Event of Default and during the continuation thereof, the interest shall be payable on demand, at a rate per annum equal to: (i) in the case of Prime-based Advances, two percent (2%) above the Prime-based Rate; and (ii) in the case of a Eurodollar-based Advance, two percent (2%) above the rate which would otherwise be applicable under this Section 3.1 until the end of the then current Interest Period, at which time such Advance shall bear interest at the rate provided for in clause (i) of this Section 3.1. Interest on all Eurodollar-based Advances shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Interest on all Prime-based Advances shall be calculated on the basis of a 365 or 366 day year, as the case may be, for the actual number of days elapsed. The interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime-based Rate.

         3.2 Interest Periods. Each Interest Period for a Eurodollar-based Advance shall commence on the date such Eurodollar-based Advance is made or is converted from an Advance of another type pursuant to Section 3.3 hereof or on the last day of the immediately preceding Interest Period for such Eurodollar-based Advance, and shall end on the date one, two or three months thereafter, as the Company may elect as set forth below, subject to the following:

                  (i) no Interest Period shall extend beyond the Maturity Date; and

                  (ii) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding

                           Business Day and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

The Company shall elect the initial Interest Period applicable to a Eurodollar-based Advance by its Request for Advance given to the Bank pursuant to Section 2.3 or by its notice of conversion given to the Bank pursuant to
Section 3.3, as the case may be. Provided that no Default or Event of Default shall have occurred and be continuing, the Company may elect to continue an Advance as a Eurodollar-based Advance by giving irrevocable written, telephonic or telegraphic notice thereof to the Bank, before 12:00 noon on the third Business Day before the last day of the then current Interest Period applicable to such Eurodollar-based Advance, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of the election and the Interest Period elected by the Company, the Company shall be deemed to have elected to convert such Eurodollar-based Advance to a Prime-based Advance at the end of the then current Interest Period.

         3.3 Conversion of Advances. Provided that no Default or Event of Default shall have occurred and be continuing, the Company may, on any Business Day, convert any outstanding Advance into an Advance of another type in the same aggregate principal amount, provided that any conversion of a Eurodollar-based Advance shall be made only on the last Business Day of the then current Interest Period applicable to such Advance. If the Company desires to convert an Advance, it shall give the Bank written, telephonic or telegraphic notice, specifying the date of such conversion, the Advances to be converted, the type of Advance elected and, if the conversion is into a Eurodollar-based Advance, the duration of the first Interest Period therefor, which notice shall be given not later than 12:00 noon on the third Business Day before the applicable date of conversion. Each notice of conversion described in this Section 3.3 shall constitute and include a certification by the Company as of the date hereof as to the matters set forth in clause (f) of Section 2.3.

         3.4 Prime-based Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurodollar-based Advance, Bank has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2 hereof with respect to the refunding or conversion of such Advance, or (b) subject to Section 3.1 hereof, if on such day a Default or an Event of Default shall have occurred and be continuing, then the principal amount thereof which is not then prepaid in the case of a Eurodollar-based Advance shall be converted automatically to a Prime-based Advance and the Bank shall thereafter promptly notify the Company of said action.

         4.       SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD
                  PROTECTION.

         4.1 If Company makes any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Company fails to borrow any Eurodollar-based Advance after notice has been given by Company to Bank in accordance with the terms hereof requesting such Advance, or if Company fails to make any payment of principal or interest when due in respect of a Eurodollar-based Advance, Company shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Company to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Bank shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

         4.2 For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

         4.3 If with respect to any Interest Period Bank reasonably determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Company. Thereafter, until Bank notifies Company that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances, and the right of Company to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended.

         4.4 If, after the date hereof, the introduction or implementation of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance, Bank shall forthwith give notice thereof to Company. Thereafter (a) the obligations of Bank to make Eurodollar-based Advances and the right of Company to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Company may select only the Prime-based Rate as the Applicable Interest Rate, and (b) if Bank may not lawfully continue to maintain a Eurodollar-based Advance to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

         4.5 If the adoption or implementation after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

         (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or the Note or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or the Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by any jurisdiction in which Bank is organized or engaged in business); or

         (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or the Note;

and the result of any of the foregoing is to increase the costs to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Note, by an amount deemed by the Bank to be material, then Bank shall promptly notify Company of such fact and demand compensation therefor and, within fifteen (15) days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. Bank will deliver a certificate to Company setting forth the basis for determining such additional amount or amounts necessary to compensate Bank, which certificate shall be conclusively presumed to be correct save for manifest error. Bank agrees that, as promptly as practical after it becomes aware of the occurrence of any event or the existence of a condition that will cause Bank to be entitled to compensation under this Section, it will, to the extent not inconsistent with Bank's internal policies, use reasonable efforts to make, fund or maintain any affected Eurodollar-based Advance through another lending office of Bank if as a result thereof the additional monies which would otherwise be required to be paid in respect of such Eurodollar-based Advance would be materially reduced and if, as determined by Bank, in its reasonable discretion, the making, funding or maintaining of such Eurodollar-based Advance through such other lending office would not materially adversely affect such Advance or Bank. Company shall pay all reasonable expenses incurred by Bank in utilizing another lending office pursuant to this Section.

         4.6 In the event that at any time after the date of this Agreement any change in law such as described in Section 4.5 hereof, shall, in the reasonable opinion of Bank require that the credit provided under Section 2 of this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank and such change has or would have the effect of reducing the rate of return on Bank's or Bank's parent's capital or assets as a consequence of Bank's obligations hereunder to a level below that which Bank or Bank's parent would have achieved but for such change, then Bank shall notify Company and demand compensation therefor and, within five (5) days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

         5.       CONDITIONS

         5.1 The effectiveness of this Agreement and the Bank's obligation to make any Advances under it are conditioned on Company's furnishing to Bank, in form and substance to be reasonably satisfactory to Bank, (i) certified copies of resolutions of the boards of directors or partners, as applicable, of each Loan Party evidencing approval of the transactions contemplated hereunder and authorizing the execution and delivery of the Loan Documents, and in the case of the Company, the requests of Advances hereunder, including incumbency and signatures of authorized officers of the applicable Loan Party; (ii) a certificate of good standing from the state of each Loan Party's organization and from the state(s) in which any of them are required to be qualified to do business; (iii) copies of each Loan Party's articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date and (iv) such other documents and instruments as Bank may reasonably require.

         5.2 The effectiveness of this Agreement and the Bank's obligation to make any Advances under it are conditioned on Company's furnishing, executing and delivering to Bank, or causing to be furnished, executed and delivered to Bank, the Guaranty, in form to be satisfactory to Bank and supported by appropriate resolution in certified form authorizing same.

         5.3 On the date of execution of this Agreement, Company must pay to Bank the balance of any fees payable under the terms of the commitment letter dated January 17, 2003 from Bank to Company, as amended.

         5.4 The effectiveness of this Agreement and the Bank's obligation to make any Advances under it are conditioned on the Bank's receiving evidence satisfactory to it that the Company and the Subsidiaries have obtained the insurance policies required by Section 7.3 hereof and that such insurance policies are in full force and effect.

         5.5 The effectiveness of this Agreement and the Bank's obligation to make any Advances under it are conditioned on the Loan Parties (and any of their respective Subsidiaries or Affiliates) having each performed and complied in all material respects with all agreements and conditions contained in this Agreement, other Loan Documents, or any agreement or other document executed thereunder and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

         5.6 The effectiveness of this Agreement and the Bank's obligation to make any Advances under it are conditioned on the Loan Parties' furnishing to Bank opinions of counsel to the Loan Parties, dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Bank.

         5.7 The effectiveness of this Agreement and the Bank's obligation to make the initial Advance under it are conditioned on the Bank's having received, a certificate of an authorized officer of the Company dated the date of the making such Advance hereunder, stating that to the best of his or her knowledge after due inquiry, (a) the conditions set forth in this Section 5 have been satisfied; (b) the representations and warranties made by Loan Parties in this Agreement or any of the other Loan Documents, shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Effective Date; (c) no Default or Event of Default shall have occurred and be continuing; and (d) since March 31, 2002 or the date of the most recent fiscal year end for which Bank has received the financial statements required to be delivered under Section 7.1(a), whichever is later, nothing shall have occurred which the Bank shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

         5.8 If the Effective Date has not occurred on or before May 16, 2003, this Agreement shall lapse and be of no further force and effect.

         5.9 The obligations of the Bank to make Advances (including the initial Advance) under this Agreement shall be subject to the occurrence of the Effective Date and to the continuing conditions that:

         (a) No Default or Event of Default shall exist as of the date of the Advance;

         (b) Subject to Section 5.9(c) below, Company and its Subsidiaries shall be in compliance with the Negative Covenants set forth in Section 8 at the time of and after giving effect to the Advance, it being understood that failure to so comply is not a Default or an Event of Default so long as no Indebtedness is outstanding under this Agreement;

         (c) Company and its Subsidiaries shall have been in compliance with Sections 8.2, 8.3, 8.5 and 8.12 for the entire period from the date of this Agreement to the date of the requested Advance except to the extent such compliance shall have been waived in writing by Bank in accordance with this Agreement, provided that, for purposes of this Section 5.9, the Company and its Subsidiaries shall be deemed to have been in compliance with Sections 8.2 and 8.3 during such period if they would have been in such compliance had the limitations in clauses (i) and (ii) of paragraph (g) of the definition of Permitted Acquisition each been $200,000,000, rather than $50,000,000 and $100,000,000, respectively, it being understood that,
                  in any event, failure to so comply is not a Default or Event of Default so long as no Indebtedness is outstanding under this Agreement; and

         (d) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

         6.       REPRESENTATIONS AND WARRANTIES

         Company represents and warrants and such representations and warranties shall be deemed to be made on the date of this Agreement, the date of each Request for Advance and the date of each Advance.

         6.1 Each Loan Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state of its organization; each Loan Party is in good standing in each jurisdiction in which it is required to be qualified to do business, except where the failure to be so qualified would not have a Material Adverse Effect.

         6.2 Execution, delivery and performance of the applicable Loan Documents to which any such Loan Party is a party, are within its powers, having been duly authorized, are not in contravention of law or such Loan Party's organizational documents or of the unwaived terms of any indenture, agreement or undertaking to which such Loan Party is a party or by which it is bound, and do not require the consent or approval of any governmental body, agency or authority; and the Loan Documents and other documents and instruments required under thereunder, when issued and delivered, will be valid and binding on such Loan Party in accordance with their terms.

         6.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company, is threatened against any Loan Party, the outcome of which would reasonably be expected to have a Material Adverse Effect.

         6.4 There are no security interests in, liens, mortgages, or other encumbrances on any of Company's or any Subsidiary's assets, except to Bank or as otherwise permitted by this Agreement.

         6.5 Neither Company nor any Subsidiary maintains or contributes to any employee pension benefit plan subject to Title IV of ERISA, except those set forth in attached Schedule 6.5 (each, a "Pension Plan"). There was no material unfunded past service liability of any Pension Plan maintained by the Company as of March 31, 2002, and there is no "accumulated funding deficiency" within the meaning of Section 302 of ERISA, or any existing material liability with respect to any Pension Plan owed to the Pension Benefit Guaranty Corporation ("PBGC") or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

         6.6 The financial statements of Company for the fiscal year ended March 31, 2002 as filed with the SEC and previously furnished by Company to Bank, fairly present in all material respects the financial condition of Company and its consolidated Subsidiaries as of such date;

since said date there has been no material adverse change in the financial condition of Company and its consolidated Subsidiaries taken as a whole; to the best of the knowledge of Company's officers, Company does not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against those financial statements, and at the present time there are no material unrealized or anticipated losses from any present commitment of Company or any of its Subsidiaries.

         6.7 All tax returns and tax reports of Company and its Consolidated Subsidiaries required by law to have been filed have been duly filed or extensions obtained, or requested within permitted deadlines and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company and its consolidated Subsidiaries (or any of its or their properties) which are due and payable and for which the failure to pay would materially adversely affect its business or the value of its property or assets have been paid. The charges, accruals and reserves on the books of Company in respect of the Federal income tax for all periods are adequate in the opinion of Company.

         6.8 As of the date of this Agreement the Company has no Subsidiaries other than those listed in Schedule 6.8.

         6.9 Except as set forth in Schedule 6.9 and except for such matters as are not likely to have a Material Adverse Effect:

         (a) all facilities and property owned or leased by the Loan Parties or any of their respective Subsidiaries, are in material compliance with all Environmental Laws;

         (b) to the best knowledge of the Company, there have been no unresolved and outstanding past, and there are no pending or threatened

                  (i) claims, complaints, notices or requests for information received by any Loan Party or any of their respective Subsidiaries with respect to any alleged violation of any Environmental Law, or

                  (ii) written complaints, notices or inquiries to any Loan Party or any of their respective Subsidiaries regarding potential liability of the Loan Parties or any of their respective Subsidiaries under any Environmental Law; and

         (c) to the knowledge of the Company, no conditions exist at, on or under any property now or previously owned or leased by the Loan Parties or any of their respective Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability of the Loan Parties or any of their respective Subsidiaries under any Environmental Law.

         6.10 Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Company is not engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

         7.       AFFIRMATIVE COVENANTS

         Company covenants and agrees that it will and, as applicable, it will cause its Subsidiaries to, so long as Bank may make any Advance under this Agreement (regardless of whether any Indebtedness is outstanding under this Agreement) and thereafter until the irrevocable final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents:

         7.1      Furnish Bank:

         (a) as soon as available, but in any event within ninety-five (95) days after the end of each fiscal year of the Company) a copy of the audited Consolidated financial statements of Company and its Subsidiaries as at the end of such year and the related audited statements of income, accumulated earnings, and cash flows for such year and underlying assumptions, setting forth in each case in comparative form the figures for the previous year, with an opinion satisfactory to the Bank and certified as being fairly stated in all material respects by a nationally recognized certified public accounting firm reasonably satisfactory to the Bank (including Company's current auditors, Deloitte & Touche, LLP), it being understood and agreed that the delivery by Company of the Company's form 10-K as filed with the Securities and Exchange Commission ("SEC") for the respective fiscal year and within ninety (90) days after the close thereof shall satisfy the provisions of this clause (a) to the extent that such form 10-K contains the information and/or certification required to be delivered pursuant to this clause (a) and, to the extent that any such information and/or certification is not otherwise contained in such form 10-K, such information and/or certification shall be delivered together with the respective form 10-K;

         (b)      as soon as available, but in any event not later than fifty
                  (50) days after the end of each fiscal quarter of Company, Company prepared unaudited Consolidated financial statements of Company and its Subsidiaries as at the end of such fiscal quarter and the related unaudited statements of income, accumulated earnings and cash flows of Company and its Subsidiaries for the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the previous year, and certified by Company; it being understood and agreed that the delivery by Company of the Company's form 10-Q as filed with the SEC for the respective fiscal quarter and within forty five (45) days after the close thereof shall satisfy the provisions of this clause (b) to the extent that such form 10-Q contains the information and/or certification required to be delivered pursuant to this clause (b) and, to the extent that any such information and/or certification is not otherwise contained in such form 10-Q, such information and/or certification shall be delivered together with the respective form 10-Q;

         (c)      as soon as available, but in any event not later than fifteen
                  (15) days after and as of the end of each month a Liquidity Certificate in the form attached as Exhibit "D";

         (d) concurrently with the delivery of each of the financial statements required by Section 7.1(a) and (b) hereof, a statement prepared and certified by the chief financial officer of Company (or in such officer's absence, a responsible senior officer of Company) (i) setting forth all computations necessary to show compliance by Company with the financial covenant contained in Section 7.10 hereof, (ii) stating that as of the date thereof, no condition or event which constitutes a Default hereunder or which with the running of time and/or the giving of notice would constitute an Event of Default hereunder has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by Company and (iii) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate; and

         (e) promptly, and in form to be reasonably satisfactory to Bank, such other information as Bank may reasonably request from time to time;

all such financial statements required to be delivered under this Section 7.1 to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and consistent with prior periods (except as approved by such officer and disclosed therein).

         7.2 Pay and discharge, and cause its Subsidiaries to pay and discharge, all taxes and other governmental charges, and all contractual obligations calling for the payment of money, before the same shall become overdue except (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) to the extent only that such payment is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided upon the books of the Company, provided that, in any event, the Company will, and will cause its Subsidiaries to pay any such tax, charge or other obligation prior to the commencement of any proceeding to foreclose any lien securing the same.

         7.3 (a) Keep all property material to its business in working order and (b) maintain, and cause its Subsidiaries to maintain, insurance coverage on their physical assets and against other business risks in such amounts and of such types as are consistent with past practice of Company and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate.

         7.4 Upon reasonable advance notice (unless a Default or Event of Default has occurred and is continuing in which event such notice shall not be required) and during normal business hours, permit Bank, through its authorized attorneys, accountants and representatives, to examine Company's and each Subsidiary's books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank, and to visit all of their respective offices and discuss financial matters with their respective officers and independent certified public accountants. Company hereby authorizes such accountants to discuss the finances and affairs of the Loan Parties and to examine any of its or their books and other corporate records.

         7.5 Promptly notify Bank of any condition or event which constitutes a Default or with the running of time and/or the giving of notice would constitute an Event of Default under this Agreement, and promptly inform Bank of the existence or occurrence of any condition or event (other than conditions having an effect on the economy in general) which could reasonably be expected to have a Material Adverse Effect.

         7.6 Promptly notify Bank of any litigation or other proceeding before any court or administrative agency that arises, or to the knowledge of the officers of Company is threatened against any Loan Party after the Effective Date, the outcome of which would reasonably be expected to have a Material Adverse Effect.

         7.7 Maintain, and cause its Subsidiaries to maintain, in good standing all licenses required by their respective states of organization or any agency thereof, or other governmental authority that may be necessary or required for Company and its Subsidiaries to carry on its general business objects and purposes, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

         7.8 Continue to engage in the business as substantially now conducted by the Company and its Subsidiaries and businesses related thereto and preserve, renew and keep in full force and effect its existence and comply with all contractual obligations, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         7.9 Comply, and cause its Subsidiaries to comply, in all material respects, with all material requirements imposed by ERISA as presently in effect or hereafter promulgated, including but not limited to, the minimum funding standards under Section 302 of ERISA with respect to any Pension Plan and promptly notify Bank after the occurrence thereof in writing of any of the following events:

         (a) the termination of a Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise (other than any defined contribution plan not subject to ss.412 of the Internal Revenue Code of 1986, as amended and any multi-employer plan);

         (b) the appointment of a trustee by a United States District Court to administer a Pension Plan;

         (c) the commencement by the PBGC, or any successor thereto, of any proceeding to terminate a Pension Plan;

         (d) the failure of a Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1986, as amended;

         (e) the withdrawal of Company or any Subsidiary from a "multi-employer" plan, as so defined in Section 4001(a)(3) of ERISA; or

         (f)      a reportable event, within the meaning of Title IV of ERISA.

         7.10 Maintain as of the end of each fiscal quarter of Company, Consolidated Net Worth of not less than One Billion Dollars ($1,000,000,000).

         7.11 (a) Use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations under Environmental Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

         (b) Promptly notify Bank and provide copies upon receipt of all written claims, complaints, notices or inquiries received by the Company or any of its Subsidiaries of a material nature relating to its facilities and properties or compliance with Environmental Laws, and shall promptly cure all violations of or noncompliance with all Environmental Laws to the extent that such violations could reasonably be likely to have a Material Adverse Effect and shall have dismissed with prejudice to the satisfaction of the Bank any actions and proceedings relating to compliance with Environmental Laws to which Company or any of its Subsidiaries is named a party, other than such actions or proceedings being contested in good faith and with the establishment of a reasonable reserve;

         (c) To the extent necessary to materially comply with Environmental Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material; and

         (d) Provide such information and certifications which Bank may reasonably request from time to time to evidence compliance with this Section 7.11.

         7.12     Use all Advances as set forth in Section 2.6.

         7.13 Promptly after any Subsidiary (including any Subsidiary formed or acquired after the date of execution and delivery of this Agreement) that is not a Guarantor becomes a Material Wholly Owned Domestic Subsidiary of the Company, the Company must cause each such Subsidiary to execute and deliver to Bank a joinder to the Guaranty under which such Subsidiary becomes a Guarantor under the Guaranty, together with such other documentation as Bank may reasonably require, not later than the date upon which such transaction is consummated.

         8.       NEGATIVE COVENANTS

         Company covenants and agrees that, so long as any Indebtedness remains outstanding under this Agreement, it will not, and will cause its Subsidiaries not to, without the prior written consent of Bank (it being understood that the Company shall not be obligated under this Section 8 at any time no Indebtedness is outstanding under this Agreement):

         8.1 Create, incur, assume, suffer or permit to exist any Debt, except:

         (a)      Indebtedness to Bank;

         (b) unsecured trade payables and accrued liabilities arising in the ordinary course of Company's business (including, without limitation, obligations under operating leases);

         (c)      Debt described in the attached Schedule 8.1;

         (d) Debt under Hedging Transactions entered into with respect to Debt permitted under this Section 8.1;

         (e) Intercompany loans between the Company and the Guarantors or among any Guarantors to the extent permitted by Section 8.8(d);

         (f) Intercompany loans from Company or any Guarantor to any Foreign Subsidiary to the extent permitted by Section 8.8(e);

         (g) purchase money Debt incurred in connection with the acquisition of fixed assets in an aggregate amount not exceeding $25,000,000 at any time outstanding, and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms as in effect on the Effective Date and otherwise in compliance with this Agreement, provided that no Default or Event of Default has occurred and is continuing, both before and after giving effect to the incurrence thereof;

         (h) Debt consisting of Guarantee Obligations of Company and its Subsidiaries of other Debt of the Company and its Subsidiaries otherwise permitted to be incurred under this Section 8.1;

         (i) Debt under Hedging Transactions (other than those permitted under clause (d) above) providing protection against fluctuations in currency values in connection with the Company's or any of its Subsidiaries' operations so long as management of the Company or such Subsidiary, as the case may be, has determined in good faith that the entering into of such Hedging Transactions are bona fide hedging activities and are not for speculative purposes;

         (j) Debt of a Subsidiary existing at the time of a Permitted Acquisition thereof by the Company or a Subsidiary thereof (or Debt assumed at the time of such an acquisition of an asset securing such Debt), provided that such Debt was not incurred in connection with, or in contemplation of, such acquisition;

         (k) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Debt not otherwise constituting Debt permitted under this Section 8.1 is extinguished within five Business Days of the incurrence thereof;

         (l) Debt in respect of bid, performance, advance payment or surety bonds entered into in the ordinary course of business and consistent with past practices;

         (m) Debt resulting from mechanics', materialmen's and other similar liens that arise by operation of law in connection with goods and services delivered as part of the construction and furnishing of Company's new headquarters building, in Detroit, Michigan, provided, however, that the aggregate amount of such Debt with respect to any such goods and services does not exceed One Hundred Million Dollars ($100,000,000); and provided further that no more than Ten Million ($10,000,000) of such Debt is past due at any time, and that any such past due Debt is being contested in good faith with provision for adequate reserves;

         (n) Guarantee Obligations of Company or any Subsidiary in the ordinary course of business of the performance of third parties acting as subcontractors to Company or any Subsidiary under contracts between Company and its customers and/or contracts between any Subsidiary and its customers;

         8.2 Enter into any merger or consolidation or sell, lease, assign, transfer, or dispose of all, substantially all, or any part of its assets, except:

         (a)      sales of inventory in the ordinary course of its business;

         (b) sale or other disposition of obsolete or worn out property, property no longer useful in the conduct of Company's or a Subsidiary's business or property from closed offices;

         (c) mergers or consolidations of any Subsidiary with or into Company (so long as Company shall be the continuing or surviving entity) or with or into any other Subsidiary, provided that such Subsidiary is a Wholly-owned Subsidiary and shall be the continuing or surviving entity;

         (d)      Assets sales permitted by Section 8.5;

         (e) Asset Sales in which the sales price is at least the fair market value of the assets sold and the aggregate amount of such Asset Sales is less than $25,000,000 in any fiscal year;

         (f) sale by Company of Company's headquarters building located at 31440 Northwestern Highway, Farmington Hills, Michigan 48334 and its building located at 33200 West Fourteen Mile Road, West Bloomfield, Michigan 48322 in connection with Company's relocation of its headquarters to Detroit, Michigan; and

         (g)      mergers or consolidations in connection with Permitted
                  Acquisitions.

         8.3 Other than Permitted Acquisitions, purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effect or attempt to effectuate an expansion of present business by acquisition.

         8.4 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

         (a)      to Bank;

         (b)      Permitted Liens;

         (c)      liens described in attached Schedule 8.4;

         (d)      liens and security interests securing Debt permitted by
                  Section 8.1(g) provided that (i) such liens are created upon fixed assets acquired by Company after the date of this Agreement (including by virtue of a Capitalized Lease); (ii) any such lien or security interest is created solely for the purpose of securing indebtedness representing, or incurred to finance, the cost of the item of property subject thereto;
                  (iii) the principal amount of the indebtedness secured by such lien does not exceed 100% of the fair value of the property at the time it was acquired; (iv) the lien or security interest does not cover any property other than such item of property and (v) the aggregate amount of such liens and security interests does not at any time exceed $25,000,000;

         (e) leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries;

         (f) Liens arising from precautionary UCC financing statement filings regarding operating leases;

         (g) Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 9.1(g), provided that the aggregate amount of all cash and the fair market value of all other property pledged or deposited to secure all such judgments or awards shall not exceed $25,000,000 at any time outstanding;

         (h) any lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary of the Company or existing on any property or asset of any Person that becomes a Subsidiary of the Company after the Effective Date prior to the time such Person becomes a Subsidiary of the Company, provided that (i) such lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of the Company, as the case may be, (ii) such lien shall not apply to any other property or assets of the

                  Company or any Subsidiary of the Company and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of the Company, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

         (i) other liens incidental to the conduct of the business or the ownership of the assets of the Company or any Subsidiary that either (i) (a) were not incurred in connection with borrowed money and (b) do not secure obligations in excess of $10,000,000 in the aggregate for all such liens or (ii) were created by operation of law in connection with goods and services delivered as part of the construction of Company's new headquarters building.

         8.5 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank and except for sales of such accounts, contracts, notes, trade acceptances or other receivables, the collectability of which Company has determined to be impaired, as part of Company's commercially reasonable procedures for managing its collections.

         8.6 Materially alter the character of its business from that conducted as of the date of this Agreement.

         8.7 Enter into or allow to continue to exist any transaction or series of transactions with any Affiliate other than on terms and conditions as favorable to Company as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate; provided, however, that transactions with Affiliates described in the attached Schedule 8.7, in place on the date of this Agreement may continue to exist and may be extended or renewed by Company (or a subsidiary, as appropriate) on terms substantially the same as those currently in effect, notwithstanding the terms of this Section 8.7.

         8.8 Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidence of indebtedness or other securities or otherwise) in, or any loans or advances or extensions of credit to, any person, firm, corporation or other entity or association, except any of the following:

         (a)      investments of surplus cash in Cash Equivalents;

         (b)      sales on open account and in the ordinary course of business;

         (c) deposits made in the ordinary course of business in order to obtain goods or services;

         (d) intercompany loans, advances and investments in Guarantors or by any one or more Guarantors in Company;

         (e) intercompany loans, advances and investments in Foreign Subsidiaries not exceeding $50,000,000 in the aggregate at any time outstanding;

         (f) other loans, advances and investments not exceeding $25,000,000 in the aggregate at any time outstanding;

         (g)      Permitted Acquisitions; and

         (h)      Hedging Transactions.

         8.9 Enter into or become or remain subject to any agreement, other than this Agreement and any other agreement with respect to Debt permitted under
Section 8.1(g) (but only with respect to assets acquired with such Debt), (i) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of Company or any Subsidiary or (ii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

         8.10 Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on (a) the ability of any Subsidiary of the Company to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Company or any Subsidiary of the Company, or pay any Debt owed to the Company or any Subsidiary of the Company, (b) the ability of any Subsidiary of the Company to make loans or advances to the Company or any Subsidiary of the Company, (c) the ability of any Subsidiary of the Company to transfer any of its properties or assets to the Company or any Subsidiary of the Company.

         8.11 Amend, modify or otherwise alter any of the material terms and conditions of those documents or instruments evidencing or otherwise related to any Debt set forth on Schedule 8.1, or waive (or permit to be waived) any provision thereof in any material respect or allow any such amendment, modification or alteration to remain in effect, in each case without the prior written approval of Bank.

         8.12 Make, permit or consent to any amendment or other modification to the constitutional documents of any of the Loan Parties except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, and (ii) could not reasonably be expected to have a Material Adverse Effect.

         8.13 Permit the fiscal year of the Company to end on a day other than March 31.

         9.       EVENTS OF DEFAULT

         9.1 The occurrence of any of the following events shall constitute an Event of Default hereunder:

         (a) non-payment when due of (i) the principal or interest on the Indebtedness under this Agreement, or (ii) any fees or other amounts payable by Company hereunder, and in the case of interest payments and fees, continuance thereof for three (3) Business Days;

         (b) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 7.1(a) through (d), 7.2, 7.3(b), 7.4,

                  7.5, 7.6, 7.8, 7.10, 7.12, 7.13 or Section 8 in its entirety it being understood, for the avoidance of doubt, that failure to comply with the terms of Section 8 at any time no Indebtedness is outstanding hereunder is not an Event of Default;

         (c) default in observance or performance of any of the conditions, covenants or agreements of Company herein set forth in Sections 7.3(a), 7.7 and continuance thereof for fifteen (15) days after notice or when a senior officer of the Company obtains knowledge thereof;

         (d) default in the observance or performance of any of the other conditions, covenants or agreements of Company herein set forth, and continuance thereof for a period of thirty (30) days after notice or when a senior officer of the Company obtains knowledge thereof;

         (e) any representation or warranty made by Company or any other Loan Party herein or in any instrument submitted pursuant hereto proves untrue in any material adverse respect when made or deemed made;

         (f) default in the payment of any other obligation of any Loan Party for borrowed money in an aggregate amount in excess of Twenty Five Million Dollars ($25,000,000) individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure, or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of Twenty Five Million Dollars ($25,000,000) individually or in the aggregate when due (whether by acceleration or otherwise) which continues beyond any applicable period of cure and which is sufficient to permit the holder thereof to accelerate the maturity of such obligation;

         (g) judgments for the payment of money in excess of the sum of Twenty Five Million Dollars ($25,000,000) in the aggregate shall be rendered against Company or any of its Subsidiaries and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of twenty one
                  (21) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights;

         (h) the occurrence of any event, which is determined by the PBGC to constitute grounds for termination by the PBGC of any Pension Plan of Company or any Subsidiary or for the appointment by the appropriate United States District Court of a trustee to administer such plan, and such event is not corrected and such determination is not revoked within sixty
                  (60) days after notice thereof has been given to the plan administrator or Company or the applicable Subsidiary; or the institution of proceedings by the PBGC to terminate any such Pension Plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan.

         (i)      a Change of Control shall occur;

         (j) if the Guaranty is revoked or the validity, binding effect or enforceability of any provision thereof is challenged by any Loan Party;

         (k) any Loan Party shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered). If a creditors' committee shall have been appointed for the business of the any Loan Party; or if any Loan Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by Company it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay or admits in writing its inability or refusal to pay, its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party's financial statements); or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (other than upon application or consent of any Loan Party) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Loan Party and shall not have been reversed or dismissed within sixty (60) days; or any Loan Party shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

         (l) any material provision of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against Loan Party or, (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by the any Loan Party or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to the Bank the benefits purported to be created thereby.

         9.2 If an Event of Default has occurred and is continuing hereunder: (a) the Bank may declare the Commitment terminated; (b) the Bank may declare the entire unpaid principal Indebtedness, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Company; (c) upon the occurrence of any Event of Default specified in subsection 9.1(k), above, and notwithstanding the lack of any declaration by Bank, the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Commitment shall be automatically and immediately terminated; (d) the Bank may exercise any remedy permitted by this Agreement, the other Loan Documents or law.

         9.3 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any Loan Document. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Company.

         9.4 Upon the occurrence and during the continuance of any Event of Default, Bank may at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company), set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of Company, irrespective of whether or not such deposits held or indebtedness owing by the Bank may be contingent and unmatured. Promptly following any such setoff, the Bank shall give written notice to Company of the occurrence thereof. The Company hereby grants to the Bank a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Company under this Agreement. The rights of the Bank under this Section 9.4 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

         9.5 No Event of Default may be waived by the Bank except in a writing signed by an officer of the Bank. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of its rights by Bank. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Bank in enforcing any of its rights shall constitute a waiver of any of its rights. Company expressly agrees that this
Section 9.5 may not be waived or modified by the Bank by course of performance, estoppel or otherwise.

         10.      MISCELLANEOUS

         10.1 This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company.

         10.2 Company shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees (without duplication of fees and expenses for the same services) and lien search fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement or any subsequent amendment of this Agreement or any other Loan Document. All of said amounts required to be paid by Company may, at Bank's option if they remain unpaid for fifteen (15) days after payment therefore is requested by Bank, be charged by Bank as an advance against the proceeds of the Note. All costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its rights against Company or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with a Default or an Event of Default (including evaluation of whether a Default or Event of Default exists or will exist) or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank's relationship with Company hereunder, shall also be paid by Company.

         10.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

         10.4 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

         10.5 Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth below or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 10.5. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies). Bank may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but Company shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

                  To Company:
                  Compuware Corporation
                  One Campus Martius
                  Detroit, MI 48226
                  Attn: President
                  Fax No.: (248) 737-7690

                  With a copy to : General Counsel at the same address and fax number

                  To Bank:
                  One Detroit Center
                  500 Woodward Avenue
                  Detroit, Michigan 48226
                  Attention: Timothy H. O'Rourke and Beverly Jones Fax No.: (313) 222-9516

         10.6 This Agreement and the Note have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of

Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Company and Bank hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Company and Bank hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Company irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Company at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Company in a notice to the other parties that complies as to delivery with the terms of Section 10.5. Nothing in this Section shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of the Bank to bring any such action or proceeding against Company or any Subsidiary or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

         10.7 No amendments or waiver of any provisions of this Agreement nor consent to any departure by Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Company, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

         10.8 All sums payable by Company to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 10.5 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Company with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Company's obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

         10.9 Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Company expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Upon the occurrence and during the continuance of a an Event of Default, Company waives the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Company. Upon the occurrence and during the continuance of an Event of Default, Company agrees that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Company expressly agrees that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

         10.10 In the event Company's obligation to pay interest on the principal balance of the Note is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

         10.11 COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

         10.12 This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts together shall constitute but one and the same instrument.

         10.13 This Agreement, the Note (if issued) and any Requests for Advance hereunder, and the other Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

         10.14 In case any one or more of the obligations of Company under this Agreement, the Note or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Company under this Agreement, the Note or any of the other Loan Documents in any other jurisdiction.

         10.15 Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

         10.16 All terms, covenants, agreements, representations and warranties of Company or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Company or any Subsidiary in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by Bank, and those covenants and agreements of Company set forth in Section 10.17 hereof (together with any other indemnities of Company or any Subsidiary contained elsewhere in this Agreement or in any of the other Loan Documents) shall survive the repayment in full of the Indebtedness and the termination of the Commitment.

         10.17 (a) Company agrees to indemnify and hold Bank harmless from all loss, cost, damage, liability or expenses, including reasonable outside attorneys' fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Bank by reason of an Event of Default, or enforcing the obligations of Company or any Subsidiary under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 10.17(a).

         (b) Company agrees to defend, indemnify and hold harmless Bank, and its respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Bank in connection with the violation of Environmental Laws, court costs and litigation expenses, excluding however, those arising solely as a result of the gross negligence or willful misconduct of the Person seeking indemnification, as the case may be) arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by Company or any of their respective Subsidiaries in violation of or non-compliance with applicable Environmental Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) if any Event of Default exists and remains uncured, the cost of remediation or monitoring of all Hazardous

                  Materials in violation of or non-compliance with applicable Environmental Laws from all or any portion of any premises owned by Company or their respective Subsidiaries, (v) if any Event of Default exists and remains uncured, complying or coming into compliance with all Environmental Laws and/or (vi) if any Event of Default exists and remains uncured, any violation of Environmental Laws. The obligations of Company under this Section 10.17(b) shall be in addition to any and all other obligations and liabilities the Company may have to Bank at common law or pursuant to any other agreement.

         10.18 The Company authorizes Bank, in its sole discretion, upon one Business Day's notice to Company (or without notice if an Event of Default has occurred and is continuing), to charge its general deposit account(s) maintained at Bank for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Note.

         WITNESS the due execution hereof as of the day and year first above written.

                       [SIGNATURES ARE ON FOLLOWING PAGE]

COMERICA BANK                         COMPUWARE CORPORATION

By: /s/ Timothy H. O'Rourke           By: /s/ Laura Fournier
    ------------------------------        ----------------------------------
        Timothy H. O'Rourke

Its: Vice President                   Its: Senior Vice President, Chief
                                           Financial Officer

                                 PROMISSORY NOTE

                                                               Detroit, Michigan
$100,000,000                                                         May 2, 2003

         On or before the Maturity Date FOR VALUE RECEIVED, COMPUWARE CORPORATION, a Michigan corporation (herein called "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank") at its Main Office at 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America the indebtedness or so much of the sum of One Hundred Million Dollars ($100,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Credit Agreement dated as of May 2, 2003, made by and between Company and Bank (as the same may be amended or modified from time to time, herein called "Agreement"), together with interest thereon as hereinafter set forth.

         Each of the Advances hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to, and may be matured under, the terms of the Agreement, to which reference is hereby made.

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this
Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

         All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

                                       COMPUWARE CORPORATION

                                       By: /s/ Laura Fournier
                                           -------------------------------------

                                       Its: Senior Vice President, Chief
                                            Financial Officer

                               SUBSIDIARY GUARANTY

         This GUARANTY is made as of this 2nd day of May, 2003 by the undersigned guarantors (each a "Guarantor" and any and all collectively, the "Guarantors") to Comerica Bank ("Bank").

                                    RECITALS

         A. Pursuant to that certain Compuware Corporation Credit Agreement dated as of May 2, 2003 (as amended or otherwise modified from time to time, the "Credit Agreement") by and between Compuware Corporation, a Michigan corporation ("Company") and Comerica Bank ("Bank"), the Bank has agreed to extend credit to the Company on the terms set forth in the Credit Agreement, with such credit consisting of the revolving credit facility ("Revolving Credit") in an aggregate amount, subject to the terms of the Credit Agreement, not to exceed One Hundred Million Dollars ($100,000,000) at any one time outstanding.

         B. As a condition to entering into and performing their respective obligations under the Credit Agreement, the Bank has required that each of the Guarantors deliver this Guaranty to the Bank.

         C. Each of the Guarantors desires to see the success of the Company and furthermore, each of the Guarantors shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to the Company.

         D. The business operations of the Company and the Guarantors are interrelated and complement one another, and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions; and (i) to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and (ii) the proceeds of advances under the Revolving Credit and other credit facilities extended under the Credit Agreement will directly or indirectly benefit the Company and the Guarantors hereunder, severally and jointly.

         NOW, THEREFORE, to induce Bank to enter into and perform its obligations under the Credit Agreement, each of the Guarantors has executed and delivered this guaranty (as amended and otherwise modified from time to time, this "Guaranty").

         1. Definitions. Unless otherwise provided herein, all capitalized terms in this Guaranty shall have the meanings specified in the Credit Agreement. The term "Bank" as used herein shall include any successors or assigns of the Bank in accordance with the Credit Agreement.

         2. Guaranty. Each of the Guarantors, hereby, jointly and severally, guarantees to the Bank the due and punctual payment to the Bank when due, whether by acceleration or otherwise, of all amounts, including, without limitation, principal, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by or against the Company, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding), and all other liabilities and obligations, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with all Indebtedness under or in connection with the Credit Agreement or the other Loan Documents, whether such Indebtedness is now existing or hereafter arising including but not limited to:

                  (a) the obligations of Company for payment of all sums loaned, paid out, expended or advanced by or for the account of the Bank under the terms of the Credit Agreement or the other Loan Documents, in connection with the Collateral or any of the documents or instruments described in Guaranty, the Credit Agreement or the other Loan Documents;

                  (b) all obligations of the Company to the Bank under any hedging agreements; and

                  (c) all extensions, renewals and amendments of or to the Credit Agreement, the Note (if issued thereunder), or such other Indebtedness, or any replacements or substitutions therefor;

whether on account of principal, interest, reimbursement obligations, fees, indemnities, and reasonable costs and expenses (including without limitation, all reasonable fees and disbursements of counsel to the Bank) or otherwise, and each of the Guarantors hereby jointly and severally agrees that if the Company shall fail to pay any of such amounts when and as the same shall be due and payable, or shall fail to perform and discharge any covenant, representation or warranty in accordance with the terms of the Credit Agreement, or any of the other Loan Documents (subject, in each case, to any applicable periods of grace or cure), each of such Guarantors, will forthwith pay to the Bank, an amount equal to any such amount or cause the Company to do so, and will pay any and all damages that may be incurred or suffered in consequence thereof by the Bank and all reasonable expenses, including reasonable attorneys' fees, that may be incurred by the Bank in enforcing such covenant, representation or warranty of the Company, and in enforcing the covenants and agreements of this Guaranty.

         3. Unconditional Character of Guaranty. The obligations of each of the Guarantors under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Credit Agreement, or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof (provided that any amendment of this Guaranty shall be in accordance with the terms hereof), the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of the Company under the Credit Agreement, or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination whether with or without notice to the Guarantors. Each of the Guarantors hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Credit Agreement, or any of the other Loan Documents, any right to require a proceeding first against the Company, or against any other guarantor or other party providing collateral, or to exhaust any security for the performance of the obligations of the Company, any protest, presentment, notice or demand whatsoever, and each Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released except, subject to Section 5.8 hereof, upon final payment in full of all Indebtedness due and to become due from the Company as and to the extent described above, and only to the extent of any such payment, performance and discharge. Each Guarantor hereby further covenants that no security now or subsequently held by the Bank for the payment of the Indebtedness of the Company to the Bank under the Credit Agreement, or the other Loan Documents (including, without limitation, any security for any of the foregoing), whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of the Bank in respect of such security, shall affect in any manner whatsoever the unconditional obligations of this Guaranty, and that the Bank in its sole discretion and without notice to any of the Guarantors, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligations of this Guaranty.

         Without limiting the generality of the foregoing, the obligations of the Guarantors under this Guaranty, and the rights of the Bank to enforce the same by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected to the extent permitted by applicable law, by
(i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting the Company, any or all of the Guarantors or any other person including any discharge of, or bar or stay against collecting, all or any of the Indebtedness in or as a result of any such proceeding; (ii) any change in the ownership of any of the capital stock (or other ownership interests) of the Company or any or all of the Guarantors, or any other party providing collateral for any Indebtedness of the Company covered by this Guaranty, or any of their respective Affiliates; (iii) the election by the Bank, in any bankruptcy proceeding of any person, to apply or not apply Section 1111(b)(2) of the Bankruptcy Code; (iv) any extension of credit or the grant of any security interest or lien under
Section 363 of the Bankruptcy Code; (v) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person; (vi) the avoidance of any security interest or lien in favor of the Bank for any reason; (vii) any action taken by the Bank that is authorized by this paragraph or any other provision of this Guaranty; or (viii) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof.

         Each Guarantor assumes the risk of keeping itself informed concerning the financial condition of the Company and all other circumstances bearing upon the risk of nonpayment of the Indebtedness of the Company in favor of the Bank arising under the Loan Documents.

         Each of the Guarantors hereby waives to the fullest extent possible under applicable law:

                  (a) any defense based upon the doctrine of marshaling of assets or upon an election of remedies by the Bank, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure;

                  (b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

                 (c) any duty on the part of the Bank to disclose to such Guarantor any facts the Bank may now or hereafter know about the Company, regardless of whether the Bank has reason to believe that any such facts materially increase the risk beyond that which such Guarantor intends to assume or has reason to believe that such facts are unknown to such Guarantor or has a reasonable opportunity to communicate such facts to such Guarantor, since such Guarantor acknowledges that it is fully responsible for being and keeping informed of the financial condition of the Company and of all circumstances bearing on the risk of non-payment of any Indebtedness hereby guaranteed;

                  (d) prior to the repayment in full of all Indebtedness and the termination of all commitments under the Credit Agreement, any and all claims for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which such Guarantor may have or obtain against the Company, by reason of the existence of this Guaranty, or by reason of the payment by such Guarantor of any Indebtedness or the performance of this Guaranty or of any other Loan Documents, and any amounts paid to such Guarantor on account of any such claim at any time shall be held by such Guarantor in trust for the Bank, segregated from other funds of such Guarantor, and forthwith upon receipt by such Guarantor shall be turned over to Bank in the exact form received by such Guarantor (duly endorsed to Bank by such Guarantor, if required), to be applied to such Guarantor's obligations under this Guaranty, whether matured or unmatured, in such order and manner as Bank may determine; and

                  (e) any other event or action (excluding compliance by such Guarantor with the provisions hereof) that would result in the discharge by operation of law or otherwise of such Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.

         Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned's rights as discussed above and that the Bank is relying on this waiver in extending credit to the Company.

         The Bank may deal with the Company and any security held by them for the obligations of the Company in the same manner and as freely as if this Guaranty did not exist and the Bank shall be entitled, without notice to any of the Guarantors, among other things, to grant to the Company such extension or extensions of time to perform any act or acts as may seem advisable to the Bank at any time and from time to time, and to permit the Company to incur additional indebtedness to the Bank without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of the Guarantors hereunder. Each Guarantor waives all rights to participate in any security now or hereafter held by the Bank or any Bank.

         The Bank may proceed, either in its own name or in the name of each or any of the Guarantors, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantors. Each and every remedy of the Bank shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

         No waiver or release shall be deemed to have been made by the Bank of any of its rights hereunder unless the same shall be in writing and signed by or on behalf of the Bank as determined pursuant to the Credit Agreement, and any such waiver shall be a waiver or release only with respect to the specific matter and Guarantor or Guarantors involved, and shall in no way impair the rights of the Bank or the obligations of the Guarantors under this Guaranty in any other respect at any other time.

         At the option of the Bank, any or all of the Guarantors may be joined in any action or proceeding commenced by the Bank against the Company or any of the other parties providing Collateral for any Indebtedness covered by this Guaranty in connection with or based upon the Credit Agreement, or any of the other Loan Documents or other Indebtedness, or any provision thereof, and recovery may be had against any or all of the Guarantors in such action or proceeding or in any independent action or proceeding against any of them, without any requirement that the Bank first assert, prosecute or exhaust any remedy or claim against the Company and/or any of the other parties providing Collateral for any Indebtedness covered by this Guaranty.

         4. Representations and Warranties. Each Guarantor (i) ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants with respect to itself those matters set forth in Section 6 of the Credit Agreement to the extent applicable to such Guarantor and those matters set forth in the recitals, and such representations and warranties shall be deemed to be continuing representations and warranties true and correct in all material respects so long as this Guaranty shall be in effect; and (ii) agrees not to engage in any action or inaction, the result of which would cause a violation of any term or condition of the Credit Agreement.

         5.       Miscellaneous.

         5.1 Governing Law. This Guaranty has been delivered in Michigan and shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and be enforceable in, the State of Michigan.

         5.2 Severability. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

         5.3 Notice. All notices or other communications to be made or given pursuant to this Guaranty shall be sufficient if made or given as provided in Section 10.5 of the Credit Agreement; or at such other addresses as directed by any of such parties to the others, as applicable, in compliance with this paragraph.

         5.4 Right of Offset. Each of the Guarantors acknowledges the rights of the Bank, subject to the applicable terms and conditions of the Credit Agreement, to offset against the Indebtedness of any Guarantor to the Bank under this Guaranty, any amount owing by the Bank to such Guarantors, whether represented by any deposit of such Guarantors (or any of them) with the Bank or otherwise.

         5.5 Right to Cure. Each of the Guarantors shall have the right to cure any Event of Default under the Credit Agreement or the other Loan Documents with respect to obligations of the other Guarantors thereunder; provided that such cure is effected within the applicable grace period or period for cure thereunder, if any; and provided further that such cure can be effected in compliance with the Credit Agreement. Except to the extent of payments of principal, interest and/or other sums actually received by the Bank pursuant to such cure, the exercise of such right to cure by any Guarantor shall not reduce or otherwise affect the liability of any other Guarantor under this Guaranty.

         5.6 Amendments. The terms of this Guaranty may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except as provided herein and in accordance with the Credit Agreement. In accordance with Section 7.13 of the Credit Agreement, future Wholly Owned Domestic Subsidiaries (as defined in the Credit Agreement) of Company and the Company shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Bank that certain joinder agreement in the form attached to this Guaranty as Exhibit A.

         5.7 Joint and Several Obligation, etc. The obligation of each of the Guarantors under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other Guarantors hereunder shall be in no way affected thereby. The Bank may fail or elect not to prove a claim against any bankrupt or insolvent Guarantor and thereafter, the Bank may, without notice to any Guarantors, extend or renew any part or all of any Indebtedness of the Company under the Credit Agreement or otherwise, and may permit any such Person to incur additional Indebtedness, without affecting in any manner the unconditional obligation of each of the Guarantors hereunder. Such action shall not affect any right of contribution among the Guarantors.

         5.8 Release. Upon the satisfaction of the obligations of the Guarantors hereunder, and when none of the Guarantors is subject to any obligation hereunder or under the Credit Agreement or any of the other Loan Documents, the Bank shall deliver to such Guarantors, upon written request therefor, a written release of this Guaranty, provided however that, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event: (x) that any payment received or credit given by the Bank is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal or law of any jurisdiction, including laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against the Guarantors as if such returned, disgorged, recontributed or rescinded payment or credit has not been received or given by the Bank, and whether or not the Bank relied upon such payment or credit or changed its position as a consequence thereof or (y) that any liability is imposed, or sought to be imposed against the Bank relating to the environmental condition of any of property mortgaged or pledged to the

Bank by any Guarantor, Company or any other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Guaranty, whether such condition is known or unknown, now exists or subsequently arises (excluding only conditions which arise after acquisition by the Bank or any Bank of any such property, in lieu of foreclosure or otherwise, due to the wrongful act or omission of the Bank, or any person other than the Company, the Subsidiaries, or Affiliates of the Company or the Subsidiaries), and this Guaranty shall thereafter be enforceable against the Guarantors to the extent of all such liabilities, costs and expenses (including reasonable attorneys' fees) incurred by the Bank as the direct or indirect result of any such environmental condition but only for which the Company is obligated to the Bank pursuant to the Credit Agreement. For purposes of this Guaranty "environmental condition" includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.

         5.9 Consent to Jurisdiction. Each of the Guarantors hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents and Guarantors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States federal or Michigan state court. Each of the Guarantors irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan (and to the receipt of any and all notices hereunder) by the delivery of copies of such process to Guarantors at their respective addresses specified in Section 5.3 hereof in the manner set forth therein.

         5.10 JURY TRIAL WAIVER. EACH OF THE GUARANTORS (AND THE BANK BY ACCEPTING THE BENEFITS HEREOF) HEREBY IRREVOCABLY AGREES TO WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS IN WHICH THE BANK, ON ONE HAND, AND THE COMPANY OR ANY OF THE GUARANTORS, ON THE OTHER HAND, ARE PARTIES, WHETHER OR NOT SUCH ACTIONS OR PROCEEDINGS ARISE OUT OF THIS GUARANTY OR THE OTHER LOAN DOCUMENTS OR OTHERWISE.

         5.11 Limitation under Applicable Insolvency Laws. Notwithstanding anything to the contrary contained herein, it is the intention of the Guarantors, the Bank that the amount of the respective Guarantor's obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, "Applicable Insolvency Laws"). To that end, but only in the event and to the extent that the Guarantor's respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Guarantor's respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor's respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 5.11, then the amount of such excess shall, from and after the time of payment by the Guarantors (or any of them), be reimbursed by the Bank upon demand by such Guarantors. The foregoing proviso is intended solely to preserve the rights of the Bank hereunder against the Guarantors to the maximum extent permitted by Applicable Insolvency Laws and neither the Company nor any Guarantor nor any other Person shall have any right or claim under this Section 5.11 that would not otherwise be available under Applicable Insolvency Laws.

                     [SIGNATURES FOLLOW ON SUCCEEDING PAGES]

         IN WITNESS WHEREOF, each of the undersigned Guarantors has executed this Guaranty as of the date first above written.

                                       COMPUWARE INTERNATIONAL I LLC

                                       By: Compuware Corporation

                                       Its: Sole Member

                                       By: /s/ Laura Fournier
                                           -------------------------------------

                                       Its: Senior Vice President, Chief
                                            Financial Officer